Exhibit 10.12

JACOBY & CO., INC. 6501 Park of Commerce Boulevard, #200 Boca Raton, Florida 33487	Execution version

October 28, 2015

Mr. Adam Schoenfeld

3606 S. Ocean Boulevard #901

Highland Beach, FL 33487

Re: Offer of Employment/Letter Agreement

Dear Adam:

Jacoby & Co., Inc. (the “Company”) is pleased to offer you (the “Executive”) employment as Co-President pursuant to the following terms and conditions. If the following terms and conditions are acceptable, sign below where indicated and return this letter to the Company. Upon your execution of this letter, it shall constitute your employment agreement (“Agreement”) with the Company.

1. Employment and Terms. The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company for the period commencing on the date this Letter Agreement is executed by the Executive (the “Effective Date”) and expiring three (3) years from that date (the “Initial Term”). The term hereof shall automatically extend and renew for additional periods of twelve (12) months on each date upon which the term otherwise would have expired, unless either the Company or the Executive notifies the other party in writing of its or his intention not to extend or renew said Agreement at least sixty (60) days prior to the expiration date. The Initial Term as such term may be extended hereunder, is hereinafter referred to as the “Term.”

1.1 Duties of Executive. The Executive shall perform the duties commensurate with the office of Co-President, which is the highest ranking executive in conjunction with the other Co-President, including without limitation, hiring, firing and other personnel matters with respect to employees, determination of the appropriate level of compensation for all of the Company’s non-executive employees and the oversight of all of the day to day operations of the Company, in each case subject to the terms and conditions of that certain Amended and Restated Shareholder Agreement, dated as of October 28, 2015, by and among the Company, the Executive and Aaron LoCascio (the “Shareholder Agreement”), including, without limitation, Section 2.2 thereof. The Executive shall report directly to the Board of Directors (the “Board”). The Executive shall diligently perform all services assigned to him consistent with his title and with the employment policies of the Company. The Company will not reduce the amount of Executive’s employee compensation unless the other Co-President experiences a pro rata reduction in his employee compensation.

1.2 Required Time Commitment. The Executive agrees to devote at least thirty-five (35) hours per week to the performance of the business of the Company and its affiliates. Executive and Company acknowledge that Executive is a frequent traveler and that he performs a substantial part of his duties while away from the Company offices (both electronically and otherwise), and that such work time away from the Company offices shall be counted towards the foregoing thirty-five (35) hour required time commitment.

1.3 Self-Identification as Executive of the Company. The Executive agrees to, while engaging in activities on behalf of the Company, related to the Company or constituting the “Business” (as such term is defined in the Shareholder Agreement), to identify himself as an executive of the Company. Methods of such self-identification shall include, without limitation, the following: (a) use of a business card identifying the Company and indicating that the Executive is a Co-President of the Company and (b) use of the Executive’s Company email address.

2. Compensation.

2.1 Base Salary. Commencing on the first normal pay period following the Effective Date, the Executive shall be entitled to a base salary at the rate of $280,000 per annum (the base salary in effect from time to time is hereinafter referred to as the “Base Salary”) with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary of each Co-President shall be the same while Co-Presidents are serving. Commencing with calendar year 2016, if the Executive and Aaron LoCascio are unable to agree on the Base Salary of the Co-Presidents (a “Salary Event”) for a particular calendar year (a “Salary Event Year”), the Base Salary for such Salary Event Year shall be equal to the Base Salary of the immediately preceding year ended December 31. If either of the Executive or Aaron LoCascio becomes a resident of a state that has (a) progressive income tax rates and a highest marginal rate of four percent (4%) or greater, inclusive of any local tax and excluding any federal taxes, or (b) a flat income tax rate of four percent (4%) or greater, inclusive of any local tax and excluding any federal taxes (a “Tax Event”), then the Base Salary of each of the Executive and Aaron LoCascio shall thereafter be no less than $460,000 per annum; provided, however, that if a Salary Event occurs during the continuance of a Tax Event, each of the Executive and Aaron LoCascio shall be entitled to total salary and bonus compensation for such Salary Event Year of no less than the greater of (i) $460,000 and (ii) the Base Salary plus the applicable Salary Event Bonus as provided in Section 2.2 for such Salary Event Year plus any additional awarded bonuses under Section 2.2.

2.2 Bonus. The Executive may receive bonuses on such dates, in such amounts and on such other terms as may be determined by the Board in its sole discretion and as received by the other Co-President while one is serving; provided, however, that for any Salary Event Year, unless otherwise mutually agreed by the Executive and Schoenfeld, the Executive shall receive a bonus of no less than thirty percent (30%) of the Base Salary for such Salary Event Year (a “Salary Event Bonus”) payable no later than December 31 of the Salary Event Year and payable to the Executive and Aaron LoCascio on the same date.

3. Benefits.

(a) The Executive shall be entitled to participate in such benefit plans as the Company provides to its executives from time to time in accordance with the Company’s policies. Such participation will be subject to the terms and conditions of such plans, and any other restrictions or limitations imposed by law. The scope and terms of any benefit plans shall be determined by the Board in its sole discretion.

(b) The Executive shall be entitled to twenty (20) business days of paid vacation per year of employment as well as five (5) paid personal days per year of employment. Any unused portion of vacation days or personal days in a particular year of employment will expire at the end of such year of employment. Notwithstanding anything to the contrary in Section 7 of this Agreement, in the event of a conflict between this Section 3(b) and the last sentence of Section 2.3 of the Shareholder Agreement, this Section 3(b) shall govern.

(c) The Company may, at its expense, obtain “key man” life insurance on the life the Executive naming the Company as beneficiary in such amount as the Company deems appropriate and the Executive will cooperate with the Company with respect to obtaining such insurance but shall not be required to submit to invasive blood or other testing.

4. Termination.

4.1 Termination for Cause. (a) This Agreement may be terminated by the Company for Cause. “Cause” shall mean: (i) a material breach of the provisions of Section 1.2 (Required Time Commitment) of this Agreement; provided such breach remains uncured for a period of ten (10) days after written notice describing the same is given to the Executive; (ii) a violation of the provisions of Section 6.1 (Activities Not Related to the Business) of the Shareholder Agreement; (iii) the Executive’s indictment for any crime involving violence, fraud, intentional or reckless dishonesty (which shall not include controlled substance offenses), misappropriation or embezzlement; (iv) any material breach by the Executive of the provisions of his Proprietary Rights Agreement (as defined below); or (v) any breach by the Executive of any non-competition and/or non-solicitation provisions of the Shareholder Agreement (provided that any such breach that is non-material shall be subject to a ten (10) day cure period, or, if retroactive cure is not possible, the Executive shall cease such non-material breach, and that there shall be no cure period with respect to any such breach that is material).

(b) If the Executive’s employment is terminated for Cause, Executive shall receive his Base Salary to the date of termination, any bonus that has accrued but is unpaid as of the date of termination and any reimbursable expenses not yet reimbursed as of such date.

4.2 Death and Disability. (a) This Agreement shall terminate immediately upon the death of the Executive.

(b) The Company may terminate this Agreement upon written notice to the Executive if the Executive is unable to substantially perform the essential functions of his job, with or without reasonable accommodation, as contemplated by Section 1.1 of this Agreement, by reason of a physical or mental illness or other condition, on a full-time basis for the entire period of six consecutive months.

(c) In the case of termination of employment due to death or Disability (as such term is defined in the Shareholder Agreement) of the Executive, the Executive (or his estate) shall receive his Base Salary for six (6) months after the date of termination, any bonus that has accrued but is unpaid as of the date of termination, payment for any accrued but unused vacation days and any reimbursable expenses not yet reimbursed as of such date.

5. Governing Law.

(a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction (including, without limitation, the State of Nevada), that would cause the application of laws of any jurisdiction other than those of the State of Florida.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA, IN EACH CASE LOCATED IN THE COUNTY OF PALM BEACH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

6. Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

7. Other Documents. Executive shall execute the Company’s Employee Proprietary Rights and Confidentiality Agreement (the “Proprietary Rights Agreement”) in the form attached hereto as Exhibit A simultaneously with the execution of this Agreement. The Proprietary Rights Agreement shall be binding upon the Executive and the Company as if it were part of this Agreement. Except as specifically provided in this Agreement or the Shareholder Agreement, this Agreement shall be subject in all respects to the Shareholder Agreement. In the event of any conflict between this Agreement and the Shareholder Agreement, the Shareholder Agreement shall in all respects govern. Notwithstanding the foregoing, this Section 7 shall not affect Section 3(b) of this Agreement.

8. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties hereto agree that electronic and facsimile signatures shall be acceptable.

9. Successors and Assigns. This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto.

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By signing below, the parties are agreeing to the terms hereof.

Very truly yours,

JACOBY & CO., INC.

By:	/s/ Aaron LoCascio
Name: Aaron LoCascio
Title: Co-President

By:	/s/ Adam Schoenfeld
Name: Adam Schoenfeld
Title: Co-President

Agreed and Accepted:

/s/ Adam Schoenfeld
Adam Schoenfeld

Dated:. October 28, 2015 (the “Effective Date”)

[Singnature Page Schoenfeld Employment Agmt.]

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EXHIBIT A

EMPLOYEE PROPRIETARY RIGHTS AND CONFIDENTIALITY AGREEMENT

Execution Version

EMPLOYEE PROPRIETARY RIGHTS

AND CONFIDENTIALITY AGREEMENT

This Agreement, made the 28th day of October, 2015, is between JACOBY & CO., INC. (“Company”) and ADAM SCHOENFELD (“Employee”).

WHEREAS, subject to Employee’s agreement to, and compliance with, this Agreement Company has agreed to employ Employee, and Employee has agreed to be employed by Company; and

WHEREAS, Company and Employee each acknowledge and agree that, as part of Employee’s job duties, Employee will from time-to-time have access to Confidential Information as more specifically defined below and may from time-to-time conceive of, author, or otherwise create or assist in the conception, authorship or development of certain Inventions and Works of Authorship as more specifically defined below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Employee agree as follows:

1.	Intellectual Property.

a.	Ownership and Works Made For Hire. Employee hereby agrees that Company shall be the sole and exclusive owner of any and all ideas, inventions, discoveries, computer hardware and software, algorithms, improvements and devices relating thereto, and other information and know-how heretofore or hereinafter conceived, developed or made by Employee on behalf of or for the benefit of Company, either alone or with others, during the course of Employee’s employment by Company, or which are conceived, developed or made using Company equipment or resources, or by reason of knowledge gained from such employment (hereinafter “Inventions”), together with any graphic designs, narrative works, business plans, financial analyses, lab notes, designs, specifications, programming, source code, object code, flow charts, data, compilations of data and other information and works of authorship of any nature compiled, authored or otherwise developed by Employee and relating to such Inventions or otherwise created during the course of Employee’s employment with Company or using Company equipment or resources on behalf of or for the benefit of Company (the “Works of Authorship”) and all trademark, copyright, trade secret, patent and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by such Inventions and Works of Authorship, that the Works of Authorship constitute “works made for hire” (as that term is defined in the United States Copyright Act as amended) by Employee because they have either been prepared by Employee while acting within the scope of Employee’s employment with Company or they have been specifically ordered or commissioned from Employee for use by Company and that, as such, Company is the author and owner of such Works of Authorship.

b.	Assignment. Employee hereby acknowledges and agrees that, to the extent any Inventions or Works of Authorship are not, for whatever reason, deemed to be “works made for hire” or otherwise solely and exclusively owned by Company, Employee hereby grants, transfers, conveys and assigns to Company and its successors and assigns all of Employee’s right, title, interest, ownership and all subsidiary rights in and to such Inventions and Works of Authorship and all trademark, trade secret, copyright, patent and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by such Inventions and Works of Authorship, including the right to apply for, register, obtain, maintain, enforce and defend the foregoing in any jurisdiction throughout the world.

c.	Disclosure. Employee hereby agrees to keep and maintain current and complete records of, and to disclose promptly and in writing to Company, all Inventions and Works of Authorship to which Company is or may arguably be entitled as provided above, and agrees not to (i) disclose such Inventions and Works of Authorship to others, except as required in accordance with Employee’s duties as an employee of Company, or (ii) move copies of such written records to, or keep copies of such records at, locations other than Company’s premises, in either case without the express prior written consent of Company.

d.	Continuing Assistance. Employee hereby further agrees that during the term of Employee’s employment with Company and at any time thereafter, Employee shall execute and deliver to Company any written documents necessary or appropriate, in Company’s sole discretion, to effectuate the assignment to Company of any and all rights in such Inventions and Works of Authorship to which Company is entitled as provided above, and will execute all papers and perform any other lawful acts requested by Company for the preparation, prosecution, procurement, maintenance, enforcement and defense of any trademark, trade secret, copyright, patent and/or other intellectual or industrial property rights in and for such Inventions and Works of Authorship throughout the world, and will execute all documents and perform any other lawful act necessary to vest title in Company to such Inventions and Works of Authorship and all trademarks, trade secrets, copyrights, patents and other intellectual and industrial property rights relating thereto. To the extent that, for any reason or no reason, including without limitation Employee’s physical or mental incapacity, Employee fails to comply with Employee’s obligations described above in this paragraph 1(d), Employee hereby appoints Company as Employee’s agent and attorney in fact, and grants to Company a power-of-attorney with full power of substitution, to execute, deliver and file any documents, and perform any acts, Employee would otherwise lawfully be obligated to execute, deliver, file or perform pursuant to this paragraph 1(d), with the same legal force and effect as if executed, delivered, filed or performed by Employee. Such power of attorney shall be deemed coupled with an interest for the purposes of effecting the foregoing assignments, prosecutions, procurement, maintenance, enforcement and defense.

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e.	Pre-existing Rights. In the event that Employee uses or incorporates into any Inventions, Works of Authorship or other work product of Employee created in the course of Employee’s employment with Company any (i) ideas, inventions, discoveries, computer hardware and software, algorithms, improvements and devices relating thereto conceived, developed or made by Employee prior to, or outside the scope of, Employee’s employment with Company, or (ii) any graphic designs, narrative works, business plans, financial analyses, lab notes, designs, specifications, programming, source code, object code, flow charts, data, compilations of data and other information compiled, authored, developed or otherwise created by Employee prior to, or outside the scope of, Employee’s employment with Company (collectively, the “Pre-existing Inventions and Works”), then Employee shall be deemed to have granted to Company a perpetual, irrevocable, fully-paid, royalty-free, non-exclusive, transferable, assignable, sublicenseable right, under any and all trademarks, trade secrets, copyrights, patents and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by the Pre-existing Inventions and Works, to make, have made, use, copy, distribute, display, perform, modify, translate, offer to sell, sell, and otherwise transfer or dispose of the Preexisting Inventions and Works and any products and services embodying or covered by such trademarks, trade secrets, copyrights, patents and other intellectual and industrial property rights. Employee covenants and agrees that it shall notify Company in writing of all Pre-existing Inventions and Works prior to incorporating the same into any Inventions, Works of Authorship or other work product created in the course of Employee’s employment with Company.

f.	Moral Rights Waiver. Employee hereby releases, waives and assigns in favor of Company any and all “moral” rights related to the Works of Authorship, including without limitation: the right of paternity (i.e., acknowledgment of authorship), disclosure, withdrawal and integrity (i.e., right to prevent changes to the work).

2.	Confidentiality and Non-disparagement.

a.	Non-Disclosure. For so long as Employee is employed by Company and thereafter for so long as the Confidential Information (as hereinafter defined) has not otherwise been publicly disclosed by Company, Employee hereby expressly agrees that (i) Employee shall not divulge, directly or indirectly, other than in the regular and proper course of business of Company, any Confidential Information, and (ii) Employee shall not use, directly or indirectly, any Confidential Information for the benefit of anyone other than Company; provided, however, that Employee shall have no obligation, express or implied, to refrain from using or disclosing to others any Confidential Information which is or hereafter shall become generally available to the public other than through Employee’s breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) in the event that Employee is required by law, regulation, legal or regulatory process, court order, or other governmental requirement (each a “Governmental Requirement”) to disclose any Confidential Information, Employee shall, to the extent permitted by law, provide Company with notice of any such request or requirement so that Company may seek a protective order or other appropriate remedy (and Employee will reasonably cooperate with Company in such efforts, at Company’s request) or waive compliance with the provisions of this Agreement and (ii) if, in the absence of a protective order or other remedy or the receipt of a waiver from Company, Employee is advised by legal counsel that it is nonetheless required to disclose Confidential Information, Employee may, without liability under this Agreement, disclose only that portion of the Confidential Information required to be so disclosed (provided that Employee will cooperate with Company, at Company’s request, to obtain assurance that confidential treatment will be accorded such disclosed information). In the event Employee makes or learns of any unauthorized disclosure of Confidential Information, Employee shall promptly notify Company of such unauthorized disclosure and in good faith cooperate with Company’s efforts to ameliorate the effects of, or otherwise enforce its rights in connection with, such unauthorized disclosure. Notwithstanding the foregoing, Employee may disclose Confidential Information to his attorneys, accountants or other professional advisors if such Confidential Information is necessary to address Employee’s legal, tax or accounting issues (provided that any such advisor other than an attorney or accountant shall be required to be bound by nondisclosure obligations at least as restrictive as the restrictions contained in this paragraph 2(a) prior to Confidential Information being disclosed to any such advisor).

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b.	Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean any information, whether oral or written and whether in a tangible or intangible form, not generally known in the relevant trade or industry (i.e. any trade or industry in which Company engages or is then engaged) or otherwise not generally available to the public, which was obtained from or disclosed to Employee by Company, its affiliates or their predecessors or which was learned, discovered, developed, conceived, originated or prepared by Employee in the course of Employee’s employment with Company, including, without limitation, Inventions, Works of Authorship, and any other product, service, marketing, operating and financial information, computer software, source code, object codes, and flow charts proprietary to Company.

c.	Possession. All Confidential Information in Employee’s possession at any time shall be the exclusive property of Company, shall not be copied, summarized, extracted from, or removed from the premises of Company, except in pursuit of the business of Company and at the direction of Company, and shall be delivered to Company, without Employee retaining any copies, upon the termination of Employee’s employment with Company or at any earlier time as requested by Company.

d.	Prior Obligations. Employee warrants that the performance of its duties and obligations under this Agreement will not constitute a breach or default under any other agreement to which Employee is bound, that it is not bound by any pre-existing (i.e., before the date of this Agreement first set forth above) obligation of confidentiality or duty to assign rights in any Inventions or Works of Authorship (whether written, oral or otherwise) to any other person or entity that may foreseeably interfere with or conflict with Employee’s job duties or compliance with this Agreement, nor is there any pending or threatened proceeding, investigation or action alleging (or to Employee’s knowledge any basis for such a proceeding, investigation or action) that Employee is bound by any such obligation or duty. Employee covenants and agrees that, for so long as Employee is employed by Company, Employee shall (i) comply with any pre-existing confidentiality obligations, (ii) in the event Employee’s job duties with Company may in the future potentially conflict with such obligations, inform Company of such conflict and refrain from making any disclosures or otherwise taking any action that violate Employee’s pre-existing confidentiality obligations, (iii) at all times in good faith work with Company to determine a course of action which will allow Employee to perform Employee’ job duties without violating any pre-existing confidentiality obligations, and (iv) not hereafter enter into any agreement with any other person or entity that imposes upon Employee obligations of confidentiality that conflict with, or may foreseeably conflict with, the proper performance of Employee’s job duties with Company. Employee hereby consents to Company notifying any subsequent employers of Employee that Employee is bound by obligations of confidentiality as set forth in this Agreement.

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e.	Non-disparagement. Employee covenants and agrees that, for so long as Employee is employed by Company and for five (5) years thereafter, Employee shall not make, publish or otherwise disseminate disparaging or derogatory statements or allegations, whether written, oral or otherwise, regarding Company or its affiliates, or any officers, directors, employees, products, services, policies or operations of Company or its affiliates. The provisions of this paragraph 2(e) in no way restrict or prohibit Employee from providing truthful testimony when such testimony is lawfully compelled pursuant to any court order or other legal process.

3.	Non-Competition; Non-Solicitation.

For so long as Employee is employed by Company or Employee or any of Employee’s Permitted Transferees (as such term is defined in the Amended and Restated Shareholder Agreement of Company, dated as of October 28, 2015 (the “Shareholder Agreement”)) own any Securities of Company and for a period of twenty-four (24) months beginning on the later of (a) the date of Employee’s termination of employment with Company and (b) the date that Employee or any of Employee’s Permitted Transferees no longer owns any Securities of Company, Employee shall not: (i) other than as requested in writing by and on behalf of Company and/or its subsidiaries, directly or indirectly through an affiliate or any other person, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, member, proprietor, investor, joint venture, lender or guarantor of any person, or in any other capacity, anywhere in the world (the “Restricted Territory”) either directly or indirectly participate or engage in, or manage, advise, direct, rend services to or lend credit to persons participating or engaged in the Business (as such term is defined in the Shareholder Agreement) in the Restricted Territory (provided, however, that, notwithstanding anything to the contrary in this paragraph 3, the passive investment by Employee and Employee’s affiliates in less than five percent (5%), in the aggregate, of the outstanding publicly traded securities (in the aggregate) of any company engaged in the Business shall not, in and of itself, constitute a violation of this paragraph 3); or (ii) without the prior written consent of Company, directly or indirectly through an affiliate or any other person (and shall not assist or encourage others to), directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Company or any subsidiary or affiliate), any employee of Company or any subsidiary or affiliates or any person who has left the employ of Company during the six months immediately preceding such solicitation or hiring, except pursuant to a general solicitation that is not directed specifically to any employees or independent contractors of Company, any of Company’s subsidiaries or any of their respective affiliates. “Securities” shall mean, at any time, without duplication, shares of the common stock, no par value per share, of Company (the “Common Stock”), shares of preferred stock, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, subscription rights or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, the Common Stock or other equity of Company, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.

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4.	No Further Consideration.

Employee acknowledges and agrees that, except as compensated in accordance with Employee’s status as an employee of Company, Employee shall not be entitled to any further or additional compensation in consideration of (i) the assignment by Employee of Employee’s rights in any Inventions and/or Works of Authorship as provided for above in paragraphs 1 (a) and (b), (ii) the licenses (if any) granted to Company as provided for above in paragraph 1(e), (iii) complying with the confidentiality and non-disparagement obligations set forth above in paragraph 2, and (iv) the provision of any services as provided for above in paragraph 1(d); provided, however, that Employee shall be reimbursed for actual out-of-pocket expenses incurred in rendering to Company the services specified in paragraph 1(d).

5.	Term.

This Agreement shall commence and be effective as of the date of this Agreement first set forth above and shall terminate on the date Employee ceases to be an employee of Company. Notwithstanding the above, Employee’s obligations arising pursuant to paragraphs 1, 2, 3 and 4 above, and paragraphs 6 and 7(c), (d), (e) and (f) below, shall survive termination of this Agreement. In addition, those rights, duties and obligations of Company and Employee set forth in this Agreement that, by their nature, are intended to survive the termination of this Agreement shall survive the termination of this Agreement.

6.	Originality.

Employee hereby warrants and represents to Company that, to the best of Employee’s knowledge after reasonable inquiry and except as expressly disclosed to Company in writing by Employee, all Inventions, Works of Authorship and Pre-existing Inventions and Works shall be original and shall not have been conceived, reduced to practice, authored or otherwise developed by misappropriating the trade secrets or other proprietary technology or intellectual property of any third parties. Employee hereby agrees to indemnify, defend and hold Company harmless from and against any and all third party claims, and any costs, damages and liabilities resulting therefrom, made against or imposed upon Company as a result of Employee’s breach of the above representation and warranty. The foregoing representation and warranty shall be deemed first made on the date hereof and shall run continuously thereafter and apply to all Inventions, Works of Authorship and Pre-existing Inventions and Works governed by this Agreement.

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7.	Miscellaneous.

a.	Survival, Assignability. Employee shall not assign this Agreement without the express prior written consent of Company, which consent may be withheld for any reason or no reason at Company’s sole discretion. Except as otherwise provided herein, this Agreement shall be binding upon the respective heirs, successors, and permitted assigns of the parties hereto. Company shall be free to assign its rights hereunder to any other party without the consent of Employee.

b.	Severability. Any provision of this Agreement which is determined to be illegal, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, prohibition or unenforceability without invalidating the remaining provisions hereof which shall be severable and enforceable according to their terms and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding anything to the contrary in the immediately foregoing sentence, but otherwise without limiting the generality of the immediately foregoing sentence, if, at the time of enforcement of any provision of this Agreement (including, without limitation, paragraph 3 hereof), a court of competent jurisdiction shall hold that the period or scope restrictions or any other restriction stated in this Agreement are unreasonable under circumstances then existing, the parties agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court shall be allowed and directed to revise the restrictions contained in this Agreement to cover the maximum period or scope permitted by applicable law.

c.	Specific Performance and Equitable Relief. Employee acknowledges and agrees that Company would suffer irreparable harm if Company’s rights in the Inventions and Works of Authorship were not protected and/or the Confidential Information was disclosed to third parties without Company’s consent. Accordingly, Employee hereby consents to and agrees that, in the event of a breach or threatened breach of this Agreement by Employee, Company shall have the right to exercise any and all rights by appropriate action either by law or in equity, including specific performance of Employee’s obligations arising pursuant to paragraphs 1, 2 and 3 above, and that Company shall be entitled to equitable relief, including injunctive relief, in connection with any breach or threatened breach, by Employee, of Employee’s obligations arising pursuant to paragraphs 2(a), 2(c), 2(d), 2(e) and 3 above. Employee further agrees that Employee shall not request that Company post, nor shall Company be obligated to post, a bond in connection with any equitable relief authorized pursuant to this paragraph 7(c) and in fact requested by Company.

d.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida and, to the extent applicable, the laws and regulations of the United States of America governing intellectual property matters, without giving effect to the provisions, policies or principles under Florida State law respecting conflict or choice of law. EMPLOYEE ACKNOWLEDGES AND AGREES THAT, PRIOR TO EXECUTING THIS AGREEMENT, EMPLOYEE WAS AFFORDED AN OPPORTUNITY TO OBTAIN THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THIS AGREEMENT. ACCORDINGLY, THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

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e.	Choice of Forum. Each of the parties hereby consents to the jurisdiction of any state or federal court located within the County of Palm Beach, State of Florida, and irrevocably agrees that all actions or proceedings relating to this Agreement must be litigated in such courts, and each of the parties waives any objections which it may have based on improper venue or forum non conveniens to the conduct of any proceeding in such court.

f.	Entire Agreement. This Agreement, the Shareholder Agreement and that certain Employment Agreement by and between Company and Employee, dated October 28, 2015, contain the entire understanding of the parties with respect to its subject matter, and supersedes all prior written or oral agreements and understandings between the parties with respect to its subject matter. This Agreement may not be changed orally, and any written change or amendment must be signed and accepted by Company.

g.	Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be binding and effective upon each of them in accordance with its terms.

JACOBY & CO., INC.		EMPLOYEE

By:
	Name: Aaron LoCascio	Adam Schoenfeld
Title: Co-President

By:
Name: Adam Schoenfeld
Title: Co-President

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